WLG Inc. Announces New OTCBB Symbol.

Chicago - (PR Newswire) - January 3, 2008

WLG Inc., (“WLG”) (OTCBB: WLGI), formerly Wako Logistics Group, Inc. - OTCBB: WKOL, announced today that effective as of the opening of business on December 31, 2007, the Company’s new OTC Bulletin Board stock symbol is WLGI.

In December 2007, WLG announced that, effective December 21, 2007, it had changed its name to WLG Inc. from Wako Logistics Group, Inc. Today’s announcement marks the completion of that process.

Chris Wood, CEO of WLG, commented: “Over the past few years, WLG has grown significantly, adding new WLG offices in several countries, including the United States, the United Kingdom, China and Australia. Part of our business plan is to increase our global footprint and expand our ability to serve international customers. And, as part of this process, we concluded that it would be beneficial to all of our stakeholders to change our name to one that is more international in scope, easily recognizable and which will help us develop better brand recognition both globally and in the United States. We believe that WLG Inc. meets those criteria, and we are delighted to have been granted WLGI as our new stock symbol.”

About WLG Inc.
WLG Inc. is a non-asset based third-party logistics and freight transportation provider, offering a broad array of logistics and related services through its world-wide operations. With more than three decades of experience in international transportation, WLG has established itself as a leading provider of traditional freight forwarding and logistics services to customers throughout the world. Additional information is available at www.wakogroup.com.

Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures; the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry; the size and resources of many of the Company's competitors, all of which may impact the ability of the Group to successfully deliver its primary services. Additional information with respect to these and other factors that could materially affect the Company is included in the Company's filings with the Securities and Exchange Commission, including its most recent Form 10-Q filing.